Exhibit 99.1

For Immediate Release

Seven Major U.S. Cancer Institutions Order Hyperthermia Systems from BSD Medical

SALT LAKE CITY, June 3, 2008—BSD Medical Corp. (NASDAQ:BSDM) today announced the addition of seven new BSD-500 hyperthermia systems purchased by major cancer treatment center in the United States.  The most recent purchase by the Massey Cancer Center at Virginia Commonwealth University located in Richmond, Virginia joins in a number of recent hyperthermia system sales in the United States. Other notable cancer care hospitals that have also purchased or installed BSD hyperthermia systems this year include:

1	Cleveland Clinic Taussig Cancer Institute in Cleveland, Ohio
2	William Beaumont Hospital in Grosse Pointe, Michigan
3	Robert H. Lurie Comprehensive Cancer Center at Northwestern University in Chicago, Illinois
4	Banner Good Samaritan Medical Center in Phoenix, Arizona
5	Cancer Treatment Centers of America (CTCA) in Tulsa, Oklahoma
6	Spectrum Health Blodgett Hospital in Grand Rapids, Michigan

These prestigious cancer treatment centers have a long-standing tradition of offering world-class cancer care and treatment in the United States.  The addition of hyperthermia therapy to each institution as an adjuvant to traditional cancer treatment demonstrates leadership in cancer awareness, diagnosis and management.

The BSD-500 systems purchased by these cancer institutions are employed to treat various types of cancer.  Hyperthermia is used to make cancer cells more sensitive to radiation as well as destroy cancer cells directly. In Phase III clinical trials where hyperthermia was combined with radiation, hyperthermia improved 2-year local control of melanoma from 28% to 46%, complete response for recurrent breast cancer from 23% to 68% and the 5-year survival rate from 0% to 53% in patients with head and neck cancer, compared to the use of radiation therapy alone.

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.